UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Runway Growth Finance Corp.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Dear Stockholder,

As we prepare for the upcoming Special Meeting of Stockholders of Runway Growth Finance Corporation, we urge you to vote as soon as possible in order to ensure the meeting can occur as scheduled on January 23, 2025. It is extremely important that your shares are represented at the Special Meeting regardless of how many shares you own. Please join your fellow stockholders and vote today.

The Board of Directors recommend that you vote in favor of the proposal, which we believe will provide financial and strategic benefits to our stockholders.

•	Consistency in leadership: Following the Adviser Change in Control, the Company’s current manage- ment team will remain in their roles with the access and ability to add key resources to execute and expand its venture/growth lending strategy;
•	Augmented access to capital: The Company may have enhanced access to capital as a part of the BCPA credit platform, which would provide capacity to invest across the liquidity spectrum, deploy additional leverage, and participate in larger, later-stage transactions with attractive risk return pro- files;
•	Enhanced product solutions: With the ability to coinvest with BCPA platform funds, the Company believes it will be able to offer a wider range of comprehensive debt and other capital solutions;
•	Expanded origination channels: Access to BCPA’s broad investment platform positions the Company to potentially expand origination channels, strengthen sourcing capabilities, and access a broader range of investment opportunities designed to enhance the Company’s stockholder value.

Voting today will help us reduce potential costs and avoid the need for our proxy solicitor, Broadridge, to initiate further calls or mailings.

Thank you for your participation.

Four Ways to Vote

ONLINE	PHONE	QR CODE	MAIL

www.proxyvote.com	Without a Proxy Card	With a Smartphone	Vote Processing

Please have your proxy card in hand when accessing the website. There are easy-to-follow directions to help you complete the electronic voting instruction form.	Call 1-855-643-5292 Monday to Friday, 9:00 a.m. to 10:00 p.m. ET to speak with a proxy specialist.	Vote by scanning the Quick Response Code or “QR Code” on the Proxy Card/VIF enclosed.	Mark, sign and date your ballot and return it in the postage-paid envelope provided.
With a Proxy Card

Call 1-800-690-6903 with a touch-tone phone to vote using an automated system.

PROXY QUESTIONS? Call 1-855-643-5292